CONSULTING AGREEMENT

AGREEMENT made this 24th day of February, 2010, by and between Iromad, LLC, whose address is 641 Lexington Ave., 26 Floor, New York, NY 10022, (“Consultant"), and Glen Rose Petroleum Corporation, whose principal place of business is located at 22762 Westheimer Parkway,  Suite 515,  Katy, Texas 77450, (“Company").

WHEREAS, the Company desires to engage the services of the Consultant to perform for the Company consulting services as an independent contractor and not as an employee; and

WHEREAS, Consultant desires to consult with the officers of the Company, and the administrative staff, and to undertake for the Company consultation as provided herein;

NOW, THEREFORE, it is agreed as follows:

1.  Term.  The respective duties and obligations of the contracting parties shall be for a period of thirty six (36) months commencing on the date hereof; provided that if the Buyer exercises the conversion option provided in Section 13.3 of that certain Purchase and Sale and Participation Agreement dated of even date herewith by and among Company and UHC Petroleum Corporation, as Seller and Glen Rose Partners I LLC as Buyer, then after such payment in full, Company may terminate this agreement upon thirty (30) days notice. Consultant may terminate this agreement at any time upon thirty (30) days notice.

2.  Consultations.  Consultant shall be available to consult with the officers of the Company at reasonable times on technical and operational matters.  Consultant shall not represent the Company, its officers or any other members of the Company in any transactions or communications nor shall Consultant make claim to do so.

3.  Liability.  With regard to the services to be performed by the Consultant pursuant to the terms of this agreement, the Consultant shall not be liable to the Company, or to anyone who may claim any right due to any relationship with the Corporation, for any acts or omissions in the performance of services on the part of the Consultant or on the part of the agents or employees of the Consultant, except when said acts or omissions of the Consultant are due to willful misconduct or gross negligence.  The Company shall hold the Consultant free and harmless from any obligations, costs, claims, judgments, attorneys' fees, and attachments arising from or growing out of the services rendered to the Company pursuant to the terms of this agreement or in any way connected with the rendering of services, except when the same shall arise due to the willful misconduct or gross negligence of the Consultant and the Consultant is adjudged to be guilty of willful misconduct or gross negligence by a court of competent jurisdiction.

4.  Compensation.  A minimum retainer of Twenty Five Thousand Dollars ($25,000.00) will be paid Consultant monthly in advance by Company, and such amount shall be the sole compensation under this agreement unless Consultant performs more than one hundred (100) hours of work for Company in any month. Upon execution, Company shall pay in advance the retainer for six (6) months, or $150,000.00.  If the hours expended by Consultant in any month exceed 100 hours, Consultant shall have the right to limit each future month’s commitment to 100 hours in the absence of an agreement for compensation for such excess work.   In addition, the Company shall reimburse the Consultant for any reasonable out of pocket expenses incurred by the Consultant pursuant to the terms of this agreement.  Invoices for reimbursement for expenses in any month shall be paid to the Consultant by the tenth (10th) day of the next following month.

5.  Governing Law; Venue; Severability.  This Guaranty shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts or choice of law.  Any legal action or proceeding against Guarantor with respect to this Guaranty may be brought in the courts of the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Guaranty, Guarantor hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.  Guarantor hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Guaranty brought in the aforesaid courts and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.  If any provision of this Guaranty, or the application thereof to any person or circumstance, is held invalid, such invalidity shall not affect any other provisions which can be given effect without the invalid provision or application, and to this end the provisions hereof shall be severable and the remaining, valid provisions shall remain of full force and effect.

6. Notices.    All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder (including without limitation under Section 1 above) shall be in writing and, unless otherwise specified herein, shall be (a) personally served, (b) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (c) delivered by a reputable overnight courier service with charges prepaid, or (d) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below if delivered on a business day during normal business hours, or the first business day following such delivery (if delivered other than on a business day during normal business hours), (ii) on the first business day following the date deposited with an overnight courier service with charges prepaid, or (iii) on the fifth business day following the date of mailing pursuant to subpart (b) above, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be:

To Company:	22762 Westheimer Parkway
Suite 515
Katy, Texas 77450

Attn: Andrew Taylor-Kimmins, President
Fax: (626) 581-9138

To Consultant:	641 Lexington Ave
26 Floor
New York, NY 10022
Fax:    212-207-3452

Any party may change its address by written notice in accordance with this paragraph.

 7. Miscellaneous.  This agreement may not be assigned by either party without the prior written consent of the other party. This agreement constitutes the only agreement between the parties and supersedes any prior understandings or oral or written agreements between the parties respecting the subject matter of this agreement.  No waiver, alteration, amendment or modification of any of the provisions of this agreement shall be binding unless in writing and signed by Company and Consultant.

IN WITNESS WHEREOF, the parties have hereunto executed this Agreement as of the  24th day of  February, 2010.

Glen Rose Petroleum Corporation

By:

Andrew Taylor-Kimmins, President

"Consultant"